                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Maxim Integrated Products, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  [MAXIM LOGO]

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of Maxim to be held at 11:00 a.m. on Thursday, November 18, 1999 at the Company's Event Center, located at 433 N. Mathilda Avenue, Sunnyvale, California.

     At this meeting you will be asked to vote on several matters recommended unanimously by the Board of Directors. As I have done over the past few years, I want to emphasize the importance of Proposal 2 -- our stock option proposal -- to our past and future success.

     I am proud to report that our efforts to economize paid off this year, not only in our persistent expense reduction programs that contributed directly to profitability even in tough times, but also in our constant attention to minimizing dilution to you from our employee stock option grants. As a result, this year, we are asking your approval for a smaller than normal increase in the number of shares available for option grants. This year's request is for your approval of a number of shares that represents only approximately 4.5 % of the shares outstanding at the end of FY99.

     In 1999, despite the adverse market conditions that affected us and the entire semiconductor industry through the first half of the year, we continued to give the highest priority to increasing our team of talented employees. We were remarkably successful in recruiting key senior management and a good number of engineers of exceptional quality, many recruited from companies that participate in our markets.

     What is striking to me about this success is that we were able to accomplish these results with fewer option grants as a percentage of the available pool than in the past several years. The adverse market conditions may actually have helped us in this regard. Our commitment to new product introductions and therefore to recruiting additional engineers was unwavering even when other companies may have been retrenching. In addition, I think that our company increasingly is perceived as having a culture that focuses on excellence in every area. Ours is the kind of environment that attracts the best and the brightest and is recognized by engineers as the place to be. However, I know that we are in an intensely competitive labor market, competing with such companies as Rockwell, Harris, Broadcom, Lucent, Hewlett-Packard, and others, some of which have even created start-ups with major commitments to stock options as the critical tool for recruiting and retention of key people, with similar programs to Maxim's. Our reputation as a company whose stock has enjoyed large increases in value over time and that offers options to acquire that stock is absolutely essential to our recruiting and retaining the people we need to achieve our goal of becoming one of the great American corporations of all time.

     Fortunately for our stockholders and for our recruiting efforts, our performance in tough economic circumstances was sufficient for us to produce significant year-to-year increases in net revenues, earnings, and earnings per share. Our stock appreciation was even more outstanding. Maxim stockholders who held our stock from the end of fiscal 1998 to the end of fiscal 1999 saw an increase in value of over 100%. An investment in Maxim stock at our IPO in 1988 has earned over 48% per year through the end of FY99. An investment five years ago would have produced an even higher annual return, over 57% through the end of FY99. Over those same periods, our stock market capitalization grew from approximately $77 million at our IPO in 1988 to over $9.7 billion at the end of fiscal 1999.

     This performance provides our stockholders with financial results produced by few other companies. It also provides the carrot we must have, in addition to our corporate culture and working environment, to bring in and retain critical employees.

     To further minimize dilution, in fiscal 1999 we continued our practice of repurchasing our common stock in the market from time to time using roughly the proceeds we receive or anticipate receiving from stock option exercises, plus the tax benefits to Maxim from deductions on account of option exercises and sales. In 1999, we repurchased approximately 2.9 million shares for approximately $113.9 million, using much of the $51.1 million of option exercise proceeds and the $114.3 million of tax benefits realized. Our repurchase program continues, and we expect to continue to reinvest in Maxim during FY00, making up the shortfall from last year.

     We are very pleased with the results of our efforts in FY99. In part as a result of the success we enjoyed in our recruiting efforts, we were able to introduce to the market 284 new precision analog and mixed-signal products during the fiscal 1999 product introduction year. Since we believe that new product introduction is a critical factor for our future growth, we are pleased with our engineering recruiting successes and our level of innovation in FY99. We intend to continue relying on our option programs to support future recruiting and retention of the key employees who will carry us through our next decade as a public company. Retention, motivation, and commitment to Maxim by key employees have been and will continue to be the most important factors in determining our past and future growth.

     Our Board of Directors and I urge you to vote to ratify our option programs. Maxim's employees and I once again thank you for supporting this strategy over the past 15 years and the wonderful partnership between stockholders and employees that we have enjoyed.

                        MAXIM INTEGRATED PRODUCTS, INC.
                             120 SAN GABRIEL DRIVE
                          SUNNYVALE, CALIFORNIA 94086
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 18, 1999

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Maxim Integrated Products, Inc., a Delaware corporation (the "Company"), will be held at the Company's Event Center located at 433 N. Mathilda Avenue, Sunnyvale, California 94086 on Thursday, November 18, 1999 at 11:00 a.m., Pacific Standard Time, to consider and vote upon the following proposals:

     1. To elect four (4) directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

     2. To ratify and approve amendments to increase the number of shares available for issuance under the Company's 1996 Stock Incentive Plan, as amended, and 1987 Employee Stock Participation Plan, as amended.

     3. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of the Company's capital stock.

     4. To ratify the retention of Ernst & Young LLP as the Company's independent auditors for fiscal year ending June 24, 2000.

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

     The Board of Directors has fixed the close of business on September 24, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ JOHN F. GIFFORD

                                          --------------------------------------
                                          John F. Gifford
                                          President, Chief Executive Officer
                                          and Chairman of the Board

Sunnyvale, California
October 8, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                        MAXIM INTEGRATED PRODUCTS, INC.
                             120 SAN GABRIEL DRIVE
                          SUNNYVALE, CALIFORNIA 94086
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 18, 1999

     This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Maxim Integrated Products, Inc., a Delaware corporation ("Maxim" or the "Company"), for use at its Annual Meeting of Stockholders to be held at 11:00 a.m., Pacific Standard Time, on November 18, 1999 at the Company's Event Center located at 433 N. Mathilda Avenue, Sunnyvale, California 94086 and at any adjournment or postponement of that meeting. The approximate mailing date for this Proxy Statement and the enclosed proxy is October 8, 1999. The proxy holders will vote all proxies in accordance with the instructions contained in the proxy, and if no choice is specified the proxy holders will vote in favor of the proposals set forth in the Notice of Meeting. Proxies will confer upon the proxy holders discretionary authority to vote upon matters which the Board does not know as of the date hereof are to be presented at the Annual Meeting and upon matters incident to the conduct of the meeting.


     The Board of Directors has fixed the close of business on September 24, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting. At that time, there were outstanding 68,725,015 shares of Common Stock. The presence of a majority of, or 137,450,029 of these shares of the Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.


     Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the meeting. A proxy may be revoked by a written instrument delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the meeting and voting in person.

     Holders of Common Stock are entitled to one vote for each share held. In the election of directors, however, each stockholder has cumulative voting rights and is entitled to as many votes as equal the number of shares held by such stockholder multiplied by the number of directors to be elected (four). If cumulative voting is requested at the meeting, stockholders' votes may be cast for a single candidate or distributed among any or all of the candidates. In the event of cumulative voting, proxy holders may distribute votes among the nominees in such manner, as they deem advisable. Discretionary authority to cumulate votes is solicited by the Board.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the meeting, and the inspector of elections appointed for the meeting will tabulate votes cast in person at the meeting. The ratification and approval of the amendments to increase the number of shares available for issuance under the Company's 1996 Stock Incentive Plan, as amended, and 1987 Employee Stock Participation Plan, as amended, and the ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the meeting. The amendment of the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock will require the affirmative vote of a majority of the shares of the Company's outstanding Common Stock. Because abstentions are treated as shares present or represented and entitled to vote for the purposes of determining whether a matter has been approved by the stockholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and effectively count as votes against Proposal No. 3, the Amendment to the Restated Certificate of Incorporation, as amended. However, with respect to Proposals No. 2 and 4 requiring the affirmative vote of a majority of the shares present and entitled to vote, broker non-votes have no effect.

     The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, a private proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees for such services, but any private proxy solicitation firm will be paid their customary fee by the Company, estimated to be $5,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of June 26, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers, directors and nominees as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                    BENEFICIAL OWNERSHIP(1)
                                                              -----------------------------------
                      BENEFICIAL OWNER                        NUMBER OF SHARES   PERCENT OF TOTAL
                      ----------------                        ----------------   ----------------
Janus Capital Group(2)......................................     16,189,100            11.9%
Putnam Investments, Inc.(3).................................     14,020,990            10.3%
T. Rowe Price Associates, Inc.(4)...........................     10,196,232             7.5%
Oak Associates, Ltd.(5).....................................      6,993,000             5.2%
John F. Gifford(6)..........................................      1,375,254             1.0%
Ziya G. Boyacigiller(7).....................................        600,900               *
Tunc Doluca(8)..............................................        539,158               *
Pirooz Parvarandeh(9).......................................        320,540               *
James R. Bergman(10)........................................        142,500               *
A.R. Frank Wazzan(11).......................................         84,400               *
B. Kipling Hagopian(12).....................................         53,220               *
Frederick G. Beck(13).......................................         48,000               *
All executive officers and directors as a group (15
  persons)(14)..............................................      4,852,307             3.6%

- ---------------
  *  Less than one percent

 (1) This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company's transfer agent, and contained in Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated, the address of each person or entity listed is Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, California 94086. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 135,835,376 shares outstanding on June 26, 1999, adjusted as required by rules promulgated by the SEC.

 (2) These securities are owned by various individual and institutional investors for which Janus Capital Group serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Janus Capital Group is deemed to be a beneficial owner of such securities; however Janus Capital Group expressly disclaims that it is, in fact, the beneficial owner of such securities. Janus Capital Group holds shared dispositive power and shared voting power over all of the shares shown. The address of Janus Capital Group is 100 Fillmore Street, Suite 300, Denver, CO 80206. The table is based upon information supplied in a
     Schedule 13G/A filed February 12, 1999.

 (3) Certain Putnam Investments, Inc. investment managers (together with their parent corporation, Putnam Investments, Inc. and its parent corporation, Marsh & McLennan Companies, Inc.) are considered beneficial owners of these shares which were acquired for certain of their advisory clients. Putnam Investments, Inc. holds shared dispositive power over all shares shown and shared voting power over 944,360 shares. The address of Putnam Investments, Inc. is One Post Office Square, Boston, MA 02109. The address of Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, NY 10036. The table is based upon information supplied in a Schedule 13G/A filed August 10, 1999.

 (4) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. holds dispositive power over all the shares shown, and sole voting power over 1,445,500 shares. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202. The table is based upon information supplied in a Schedule 13G/A dated February 10, 1999.

 (5) Oak Associates, Ltd. holds sole dispositive power and sole voting power over all shares shown. The address of Oak Associates, Ltd. is 3875 Embassy Parkway, Suite 250, Akron, OH 44333. The table is based upon information supplied in a Schedule 13G filed February 16, 1999.

 (6) Includes 624,356 shares subject to options exercisable within 60 days of June 26, 1999. Does not include shares held in trust for the benefit of Mr. Gifford's children.

 (7) Includes 400,900 shares subject to options exercisable within 60 days of June 26, 1999.

 (8) Includes 344,004 shares subject to options exercisable within 60 days of June 26, 1999.

 (9) Includes 320,000 shares subject to options exercisable within 60 days of June 26, 1999.

(10) Includes 22,500 shares subject to options exercisable within 60 days of June 26, 1999.

(11) Includes 7,500 shares subject to options exercisable within 60 days of June 26, 1999.

(12) Includes 35,000 shares subject to options exercisable within 60 days of June 26, 1999.

(13) Represents shares subject to options exercisable within 60 days of June 26, 1999.

(14) Includes 3,094,042 shares subject to options exercisable within 60 days of June 26, 1999. Does not include shares held in trust for the benefit of Mr. Gifford's children.

     There is no family relationship between any of the directors, or between any of such directors and any of the Company's executive officers.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Action is to be taken at the Annual Meeting with respect to the election of directors to fill the four board positions presently authorized. Each director to be elected will hold office until his successor is elected and qualified, or until his earlier death, resignation or removal. Stock represented by the accompanying proxy will be voted for the election of the four nominees recommended by the Board of Directors, who are named in the following table, subject to discretionary power to cumulate votes, unless the proxy is marked in such a manner as to withhold authority so to vote. All of the nominees were elected directors by a vote of the stockholders at the last Annual Meeting of Stockholders which was held on November 19, 1998. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. If any nominee for any reason is unable to serve or for good cause will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine. Stock represented by the accompanying proxy cannot be voted for a greater number of persons than the number of nominees (four).

     The following is information regarding the nominees, including information furnished by them as to their principal occupations for the preceding five-year period, certain directorships, and their ages as of October 8, 1999.

                            NAME                              AGE   DIRECTOR SINCE
                            ----                              ---   --------------
James R. Bergman............................................  57         1988
John F. Gifford.............................................  58         1983
B. Kipling Hagopian.........................................  57         1997
A.R. Frank Wazzan...........................................  64         1990

     Mr. Bergman has been a general partner of DSV Associates since 1974 and a founder of DSV Partners, DSV Partners III and DSV Partners IV. These firms provide venture capital and management assistance to emerging companies, primarily in high technology. Since August 1996, Mr. Bergman has been a partner of Brantley Venture Management, L.P., the General Partner of Brantley Venture Partners, III, a private venture capital partnership. Since October 1996, Mr. Bergman has served as Vice President of Brantley Capital Corporation, a publicly-held business development company traded on the Nasdaq SmallCap Market.

     Mr. Gifford, a founder of the Company, has served as Maxim's President and Chief Executive Officer since its incorporation in April 1983.

     Mr. Hagopian was a founder of Brentwood Associates, a venture capital investment company, and has been a general partner of all of the funds started by Brentwood from inception in 1972 until 1989. He has been a Special Limited Partner of each of the three Brentwood funds started since then. Mr. Hagopian is also Chairman and President of Segue Productions, a feature film production company, and a partner of Apple Oaks Partners LLC, a private investment company which manages his own capital and the capital of one other individual.

     Dr. Wazzan is Dean of the School of Engineering and Applied Science, University of California, Los Angeles, a position he has held since 1987. He has been employed by UCLA since 1962.

                    FURTHER INFORMATION CONCERNING THE BOARD

     During the fiscal year ended June 26, 1999, the Board of Directors held six meetings. The Company has a standing Audit Committee, which met once during the fiscal year, a standing Compensation Committee, which met seven times during the fiscal year and a standing Interim Option Committee consisting of the Chief Executive Officer as the sole member. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. During the fiscal year ended June 26, 1999, all members of the Board attended at least 75% of the meetings of the Board and of the committees on which each served.

     The Audit Committee is comprised of Messrs. Bergman and Hagopian and Dr. Wazzan. Among the committee's functions are recommending engagement of the Company's independent auditors and meeting with such auditors to consider the scope and results of the annual audit, and to receive and consider the auditors' comments on internal controls, accounting staff and similar matters.

     The Compensation Committee is comprised of Messrs. Bergman and Hagopian and Dr. Wazzan. The Compensation Committee determines salaries and incentive compensation for the president and other executive officers, awards stock options to employees, consultants and other eligible grantees under the Company's stock option plans and performs such other functions regarding compensation as the Board may delegate.

     The Interim Option Committee is comprised of the Chief Executive Officer. This Committee is authorized between meetings of the Board of Directors or Compensation Committee to make stock option grants and otherwise administer the Company's 1996 Stock Incentive Plan with the same authority as that of the Compensation Committee except with regard to option grants to officers or directors.

     Nonemployee directors of the Company receive a $4,000 annual retainer and fees of $1,000 per meeting attended.

     Directors participate in the 1996 Stock Incentive Plan (the "1996 Plan") which authorizes the granting of non-qualified stock options with respect to an aggregate of 28,000,000 shares of the Company's Common Stock (subject to adjustments provided therein). Each director receives an annual non-qualified stock option grant covering 10,000 shares that vest in quarterly installments during the year following the year in which all prior option grants become fully vested.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation for the Company's Chief Executive Officer at June 26, 1999 and the four most highly compensated executive officers other than the CEO who were serving as executive officers at June 26, 1999 for all services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended June 26, 1999, June 27, 1998 and June 30, 1997 is set forth below.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                    ------------
                                                                                     NUMBER OF
                                                           ANNUAL COMPENSATION       SECURITIES
                   NAME AND                              -----------------------     UNDERLYING
              PRINCIPAL POSITION                 YEAR    SALARY($)     BONUS($)      OPTIONS(#)
              ------------------                 ----    ---------    ----------    ------------
John F. Gifford................................  1999    $264,023     $        *      520,000
  President, Chief Executive Officer             1998     264,023      1,722,609      700,000
  and Chairman of the Board                      1997     264,023      1,288,756      800,000
Frederick G. Beck..............................  1999     170,000              *       39,000
  Vice President                                 1998     170,000        306,962       90,000
                                                 1997     170,000        265,881       70,000
Ziya G. Boyacigiller...........................  1999     170,000              *       52,000
  Vice President                                 1998     170,000        426,299      120,000
                                                 1997     167,000        349,150       80,000
Tunc Doluca....................................  1999     170,000              *       65,000
  Vice President                                 1998     170,000        339,485      150,000
                                                 1997     170,000        409,145      140,000
Pirooz Parvarandeh.............................  1999     170,000              *       52,000
  Vice President                                 1998     170,000        326,289      120,000
                                                 1997     150,000         81,250       64,000

- ---------------
* Pursuant to the Company's Bonus Plan, approved by the Company's stockholders in 1997, $5,806,389 is available for executive officer performance bonuses relating to fiscal 1999. Under the provisions of the Bonus Plan the Compensation Committee is not obliged to award the entire bonus pool and no officer may be paid more than 50% of the pool, or $2,903,194. The annual salary reviews for the Company's officers have not yet occurred and performance bonuses have not yet been determined.

OPTIONS GRANTED TO EXECUTIVE OFFICERS

     The Board of Directors and the committees to which it delegates authority currently have authority to grant stock options to employees and others under the 1996 Plan. The following three tables set forth certain information regarding stock options granted to, exercised by and owned by the executive officers named in the foregoing Summary Compensation Table during fiscal 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                                                          POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                             VALUE AT
                                ------------------------------------------------------    ASSUMED ANNUAL RATES
                                 NUMBER OF     PERCENT OF                                    OF STOCK PRICE
                                SECURITIES    TOTAL OPTIONS                                 APPRECIATION FOR
                                UNDERLYING     GRANTED TO     EXERCISE OR                    OPTION TERM(1)
                                  OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
             NAME               GRANTED(#)     FISCAL YEAR      ($/SH)       DATE(2)       5%($)        10%($)
             ----               -----------   -------------   -----------   ----------   ----------   ----------
John F. Gifford...............    520,000(3)      7.63%        $49.1875      05/25/09    16,085,552   40,763,948
Frederick G. Beck.............     39,000(4)      0.57%         49.1875      05/25/09     1,206,416    3,057,296
Ziya G. Boyacigiller..........     52,000(4)      0.76%         49.1875      05/25/09     1,608,555    4,076,395
Tunc Doluca...................     65,000(4)      0.95%         49.1875      05/25/09     2,010,694    5,095,493
Pirooz Parvarandeh............     52,000(4)      0.76%         49.1875      05/25/09     1,608,555    4,076,395

- ---------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual rates of stock price appreciation prescribed by the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without an increase in the price of the Company's stock, which will benefit all stockholders.

(2) The options were granted for a term of ten years, but are subject to earlier termination under certain circumstances relating to termination of employment or a change of control of the Company. Options may be repriced under certain limited circumstances.

(3) The options were granted on May 26, 1999 and will become exercisable on a quarterly basis during the year ending July 1, 2003 or 2004.

(4) The options were granted on May 26, 1999 and will become exercisable on a quarterly basis during the year ending July 1, 2004.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                        AND JUNE 26, 1999 OPTION VALUES

                                                                    NUMBER OF
                                                                   SECURITIES                     VALUE OF
                                                                   UNDERLYING                    UNEXERCISED
                              NUMBER OF                            UNEXERCISED                  IN-THE-MONEY
                                SHARES                             OPTIONS AT                    OPTIONS AT
                               ACQUIRED                         JUNE 26, 1999(#)             JUNE 26, 1999($)(1)
                                  ON           VALUE       ---------------------------   ---------------------------
           NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ------------   ------------   -----------   -------------   -----------   -------------
John F. Gifford............    200,000       $9,472,187      174,356       2,150,000     $ 4,446,078    $29,531,250
Frederick G. Beck..........    120,000        4,362,253       24,000         303,000       1,360,500     11,662,063
Ziya G. Boyacigiller.......     23,100        1,335,964      376,900         356,000      22,190,036     13,880,750
Tunc Doluca................     65,000        3,282,384      314,004         385,000      18,162,471     14,017,813
Pirooz Parvarandeh.........     55,000        2,425,719      300,000         352,000      17,374,188     13,491,938

- ---------------
(1) Based on a price per share of $62.625, which was the price of a share of Common Stock on the Nasdaq National Market at the close of business on June 26, 1999.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Beck, Boyacigiller, Doluca, and Parvarandeh. The agreements do not grant the executive officers any right to be retained by the Company, and the Company may terminate employment of each executive officer either with or without cause. In the event of termination of employment by the Company with or without cause, all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits) immediately cease to accrue. However, in the event of termination of employment by the Company without cause, severance payments are to be made in accordance with the Company's normal policy or as mutually agreed between the Company and the executive officer.

     If the executive officer terminates his full-time employment with the Company and his written notice of termination provides that he is willing to act as a consultant to the Company, the Company will make health insurance coverage available to the executive officer and his family. The terms of the consultancy, unless otherwise agreed, will provide for part-time consulting (up to one day per month) and annual compensation equal to at least 5% of the executive officer's base salary at the time of termination. Health insurance coverage means coverage under any group health plan the Company maintains for its employees.

     During the ten-year period following the notice of termination, the executive officer pays the same amount for health coverage as a similarly situated full-time employee is required to pay for coverage under the Company's group health plan. After the ten-year period, the executive officer pays the Company's cost of the coverage. In the event of the executive officer's death while receiving health insurance coverage, the executive officer's spouse is eligible for health insurance coverage until her death so long as she pays for the coverage in an amount equal to the cost for an employee with identical coverage. In the event the executive officer becomes disabled while receiving health insurance coverage, he is deemed to be a consultant to the Company during the disability.

     In addition to the executive officers identified above, most other officers of the Company are parties to employment agreements with provisions substantially similar to those described above.

     Mr. Gifford entered into an employment agreement with the Company in 1987, which was amended and restated in February 1994. The agreement provides that Mr. Gifford propose annually the amount of his bonus to the Board of Directors, which shall reflect the Company's achievements and profitability for the preceding year, and shall be reflective of the accomplishments of the management group as a whole. The Board of Directors, in its discretion, shall approve or modify such proposed bonus; provided that any bonus awarded shall not be less than the bonus paid to any officer. The employment agreement provides vesting for 100% of the unvested portion of his stock options either upon Mr. Gifford's death or upon his disability, which results in his termination of employment, while employed by the Company. The employment agreement also provides that in the event Mr. Gifford becomes disabled while employed by the Company, as long as Mr. Gifford remains disabled, the Company will provide for continuation of his base salary (offset by any earnings) for life through insurance or direct payment, or both. In addition, if Mr. Gifford's employment with the Company is terminated due to disability, the Company will provide to Mr. Gifford the post-employment health insurance coverage on the same terms as the other officers described above. In addition, in the event Mr. Gifford's employment is terminated without cause as defined in the agreement, the Company will retain Mr. Gifford as a consultant and Mr. Gifford agrees to remain available to the Company as a consultant for a period of either (i) one (1) year in the event that his employment is terminated with justification as defined in the agreement or (ii) two (2) years if his employment is terminated without justification as defined in the agreement. During the period that Mr. Gifford serves as a consultant to the Company, he shall not be required to devote more than two (2) days a week to such consulting activities. During the period of Mr. Gifford's retention as a consultant, he shall be entitled to full pay, which is defined as his average annual total compensation (salary plus bonus) received during the previous two years, normal employee benefits, and his stock options and shares of restricted stock shall continue to vest. In addition, if Mr. Gifford's employment is terminated without cause or justification, the vesting of his stock options and shares of restricted stock shall be immediately accelerated so that the options and stock that would otherwise have vested over the two (2) year period commencing two (2) years after the date of termination shall become immediately exercisable. Thus, if his termination is without cause or justification, Mr. Gifford will vest a total of four (4) years of options and restricted stock, two (2) years tied to continuing consulting retention and two (2) years by acceleration of vesting that would otherwise have occurred if he had remained employed for the third and fourth years after the date of his termination. The employment agreement also provides that upon a "change of control" of the Company, as such term is defined in his employment agreement, 50% of his unvested stock and options shall become fully vested on the date of the sale or merger. The remainder of the stock and options shall become fully vested within one year of the sale or merger provided that Mr. Gifford is willing (whether or not he is actually requested to do so) to remain as CEO for the remaining vesting period of his options up to a maximum of one year. The employment agreement provides Mr. Gifford fringe benefits substantially equal to other officers. If Mr. Gifford terminates his full-time employment with the Company and his written notice of termination provides that he is willing to act as a consultant to the Company, the Company will provide to Mr. Gifford the post employment health insurance coverage on the substantially same terms as the other officers described above.

     In addition, the Company and Mr. Gifford have entered into a deferred compensation plan, pursuant to which Mr. Gifford defers receipt of a portion of his cash compensation. Deferred payments bear interest at the rate equal to the interest rate (as adjusted from time to time) that employees of the Company are required to pay the Company under the Company's employee loan program (6% in fiscal year 1999). Interest is credited at least quarterly. Deferred payments, including interest, are payable beginning (i) upon his termination as an employee or consultant to the Company, in approximately equal quarterly installments over a five year period with interest at the Bank of America prime rate from time to time, (ii) upon his death, payable to his designated beneficiary, in a lump sum payment as soon as administratively possible or (iii) in the event of an unforeseeable emergency. As of June 26, 1999, Mr. Gifford's deferred account balance, including interest thereon, totaled $5,438,834.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION((1))

     The Compensation Committee of the Board of Directors reviews and approves cash and equity compensation for the Company's chief executive officer and other executive officers. Cash compensation is comprised of a salary and bonus, and equity compensation has been comprised of stock options.

     The level of compensation is related to both corporate and individual performance. Corporate performance is judged based upon results in the current year, but more importantly on the Company's performance over the longer term. Individual performance is measured based upon particular responsibilities of each function, performance to specified goals and general management skills.

     Salary. The Compensation Committee meets at least annually to review and approve each executive officer's salary for the ensuing year. The base salary component of compensation is intended to reward an executive officer for normal levels of performance, as opposed to the bonus component which is intended to compensate for performance exceeding expected levels. When reviewing base salaries, the Compensation Committee considers the following factors: individual performance, corporate performance (such as that described below under CEO Compensation), levels of responsibility and prior experience. The Compensation Committee also reviews published information regarding the compensation of executive officers at companies comparable to Maxim to determine that the Company's compensation is both competitive and reasonable, but does not attempt to set compensation within any particular range or level by comparison with the compensation reviewed.

     Bonus. In 1997 the Company adopted, and its stockholders approved, a Bonus Plan for the Company's executive officers. Under the Bonus Plan, a bonus pool will be created up to a maximum of 3% of the

- ---------------

(1) This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Securities and Exchange Act of 1934, as amended (the "Exchange Act") whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Company's pre-tax earnings, with the specific amount of the pool determined by equal weighting of two performance criteria: (a) the rate of growth in the Company's earnings per share and (b) the increase in the market price of its stock. The bonus pool will be based on the Company's actual achievement related to these objective performance criteria versus a target growth of 30% per year. From this pool, each executive officer will receive a bonus in respect of each fiscal year, in an amount to be determined by the Compensation Committee based on the same objective performance criteria. The maximum bonus that may be paid in any fiscal year to any executive officer, including the Chief Executive Officer, is one-half of the pool. After the end of each fiscal year, the Compensation Committee is to determine and certify the Company's performance as compared to the criteria set for that fiscal year, and to determine the amount of each executive officer's bonus for such year. The Compensation Committee reserves the right to pay any executive officer less than the maximum bonus determined under the objective performance criteria based upon the Compensation Committee's determination of that executive officer's individual performance during the year. The actual cash bonus for each individual executive officer, aside from the CEO (discussed below), is determined by first setting a maximum bonus for each officer position based upon perfect performance of that position and the total bonus pool available, and then considering the individual performance of the executive officer involved. Executive officer bonuses for fiscal 1999 have not yet been determined.

     Stock Options. Given the Company's limited resources and commitment to the bottom line, the Company believes it cannot rely solely on cash compensation to compete for and to provide incentives to its employees. Stock options are, therefore, used by the Company to provide long-term incentives to executive officers. The Company has attempted for a number of years to provide for each executive officer, and for most other employees who participate in the Company's stock option program, a number of shares subject to option that will vest over a continuous period of usually four to five years into the future. To accomplish this the Company has added one to two years of unvested options every one to three years. The number of options per officer is determined by an assessment principally of the significance of the function performed by the officer and also of the officer's individual past, current and expected future contribution to the success of the Company.

     CEO Compensation. Mr. Gifford is a participant in the Bonus Plan and is subject to the maximum bonus limitation described above. Consistent with the Bonus Plan and Mr. Gifford's Employment Agreement, his annual bonus "shall reflect the Company's achievements and profitability for the preceding year, and shall be reflective of the accomplishments of the management group as a whole." Mr. Gifford's bonus for fiscal 1999 has not yet been determined.

     Section 162(m). Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to the chief executive officer and the four other most highly paid executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The Board has determined that stock options shall be treated as "performance-based compensation." The Company's stockholders previously approved the option plans, which would generally allow any compensation recognized by an executive officer named in the Summary Compensation Table as a result of the grant of such a stock option to be deductible by the Company. In addition, the stockholders have approved the Bonus Plan, and the Company believes that awards paid under the Bonus Plan are exempt from the $1 million deduction limitation of
Section 162(m).

                                          COMPENSATION COMMITTEE
                                          James R. Bergman
                                          B. Kipling Hagopian
                                          A.R. Frank Wazzan

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 26, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one transaction was reported late on a Form 4 by The Gifford Foundation and one transaction was reported late on a Form 4 by Dr. Wazzan.

                              CERTAIN TRANSACTIONS

     The Company employs in various positions Tracy Jones, Cameron Jones and Kevin Lynch, the daughter, son-in-law and son-in-law, respectively, of the Company's Chief Executive Officer. In fiscal 1999, Mrs. Jones received a total of $51,113 of cash compensation and $908,328 in realized gains from the exercise of stock options. Mr. Jones received $57,139 of cash compensation and $981,493 in realized gains from the exercise of stock options in fiscal 1999. Mr. Lynch received a total of $104,452 of cash compensation and $481,593 in realized gains from the exercise of stock options during fiscal 1999. Also, during the fiscal year, Mrs. Jones, Mr. Jones and Mr. Lynch were granted options to purchase 8,100, 2,500 and 5,000 shares, respectively, of the Company's Common Stock at exercise prices between $23.9375 and $49.1875 per share. The Company believes that the terms of each such individual's employment, including their cash compensation and option grants, are commensurate with other employees in comparable positions. The exercise price of each option granted to these individuals was at 100% of the fair market value of the Company's Common Stock on the date of grant.

     In August 1996, the Company made a loan to Mr. Rigg, the Company's Vice President of Administration and General Counsel, in the aggregate of $150,000. The loan was evidenced by a promissory note (the "Note"). The Note incurred interest at a rate of four percent per year and was repayable on August 23, 1999. The Note was secured by a pledge agreement between the Company and Mr. Rigg. On June 16, 1999, Mr. Rigg repaid the Note in full including accrued interest.

     In April 1998, the Company made a loan to Mr. Jasper, the Company's Vice President and Chief Financial Officer, in the aggregate of $100,000. The loan is evidenced by a promissory note (the "Note"). The Note incurs interest at a rate of six percent per year and is repayable on April 17, 2001. The Note is secured by a pledge agreement between the Company and Mr. Jasper. The amount outstanding on the Note including accrued interest as of June 26, 1999 is $107,151.

                               PERFORMANCE GRAPH

     The following chart shows the value of an investment of $100 on June 30, 1994 in cash of (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Nasdaq Electronic Components Index. All values assume reinvestment of the full amount of all dividends and are calculated as of June 30 of each year.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                                 TOTAL RETURN*
                     AMONG MAXIM INTEGRATED PRODUCTS, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX
PERFORMANCE GRAPH

                                               MAXIM INTEGRATED PRODUCTS,       NASDAQ ELECTRONIC          NASDAQ STOCK MARKET
                                                          INC.                     COMPONENTS                    (U.S.)
                                               --------------------------       -----------------          -------------------
Jun-94                                                     100                         100                         100
Jun-95                                                     196                         206                         133
Jun-96                                                     210                         218                         171
Jun-97                                                     438                         358                         208
Jun-98                                                     478                         362                         271
Jun-99                                                    1023                         594                         374

* $100 Invested on June 30, 1994 in Stock or Index --
  Including Reinvestment of Dividends.
  Year Ending June 30.

                                   PROPOSAL 2

                    RATIFICATION AND APPROVAL OF AMENDMENTS
            TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE
           UNDER THE COMPANY'S 1996 STOCK INCENTIVE PLAN, AS AMENDED,
             AND 1987 EMPLOYEE STOCK PARTICIPATION PLAN, AS AMENDED

     The Company's stockholders are being asked to act upon a proposal to ratify and approve the action of the Board of Directors amending the 1996 Stock Incentive Plan (the "1996 Plan") and the 1987 Employee Stock Participation Plan (the "ESP Plan") to increase the pool of shares of Common Stock issuable under the 1996 Plan and the ESP Plan (the "Employee Stock Plans") by 6,000,000 shares (the "Increase").

     Ratification of the Increase requires the approval of a majority of the shares represented in person or by proxy and voting at the Annual Meeting.

     A general description of the principal terms of the Employee Stock Plans, the Increase approved by the Board of Directors and the purpose of such Increase are set forth below. Unless otherwise marked, all properly signed and returned proxies will be voted FOR Proposal No. 2. The Board of Directors recommends a vote FOR this proposal.

     The Company has determined that substantial equity participation for employees is critically important to creating an organization in which employees will remain for very long periods of time and the Employee Stock Plans are designed to contribute toward this goal.

     Since the 1996 Plan was adopted in August 1996, the number of shares that have been available for issuance (after adjustments to give effect to the 2 for 1 stock split in December 1997) is as follows: on adoption, 7,000,000 shares increased to 14,500,000 shares in 1997 and shares increased to 22,000,000 shares in 1998. The current proposal is to increase the pool for the Employee Stock Plans to a total of 28,000,000 shares.

     Prior to adoption of the 1996 Plan the ESP Plan shared in the common pool of shares available for the stock option plans that were superseded by the 1996 Plan. The total pool for all those plans, including the ESP Plan, was 91,120,000 shares at the time of adoption of the superseding 1996 Plan.

     As of June 26, 1999, 41,615,446 stock options remain outstanding from all of the Company's stock option plans, of which 16,604,914 options were vested and exercisable while the remaining 25,010,532 options vest over the next ten years as follows:

                 YEAR ENDING JUNE 30,                    NUMBER OF OPTIONS TO VEST
                 --------------------                    -------------------------
     2000..............................................          6,406,595
     2001..............................................          5,272,281
     2002..............................................          4,839,443
     2003..............................................          3,963,952
     2004..............................................          3,263,373
     2005..............................................          1,007,851
     2006..............................................            112,669
     2007..............................................             68,265
     2008..............................................             50,971
     2009..............................................             25,131

     The principal uses for the Increase are to provide for option grants under the 1996 Plan for recruiting employees by offering a means by which their creativity and dedicated efforts will allow them to participate in increased stockholder value; and for grants to existing employees generally for periods vesting beyond 2002, by adding option grants at the end of an employee's current vesting period. In addition, the pool will be available for the ESP Plan to offer incentive to eligible employees to contribute to increases in stock values. The Board of Directors believes that the attraction, retention and motivation of highly qualified personnel are essential to the Company's continued growth and success and that incentive plans such as the 1996 Plan and ESP Plan are necessary for the Company to remain competitive in its compensation practices.

     As of June 26, 1999, there were a total of 41,615,446 shares subject to outstanding options under the option plans of which 19,965,106 were subject to options outstanding under the 1996 Plan, and a maximum of 380,489 shares subject to outstanding rights under the ESP Plan.

     As of June 26, 1999, options outstanding under the option plans had exercise prices ranging from $0.89 to $62.50 and expiration dates ranging from August 14, 1999 to May 25, 2009. Options outstanding under the 1996 Plan had exercise prices ranging from $0.89 to $62.50 and expiration dates ranging from December 23, 2001 to May 25, 2009.

     As of June 26, 1999, rights outstanding under the ESP Plan had an exercise price of $37.35 (or 85% of the fair market value of the Company's Common Stock on the exercise date, if less), and an expiration date of December 31, 1999.

     Amended Plan Benefits. As of the date of this Proxy Statement, no executive officer, employee or director and no associates of any executive officer or director has been granted any options subject to shareholder approval of the proposed amendment. In addition, no executive officer or employee of the Company has been granted any rights to purchase stock pursuant to the ESP Plan subject to shareholder approval of the proposed amendment. The benefits to be received pursuant to the 1996 Plan and ESP Plan amendment by the Company's directors, executive officers and employees are not determinable at this time.

THE MATERIAL FEATURES OF THE 1996 PLAN ARE AS FOLLOWS:

     Purpose. The purpose of the 1996 Plan is to increase stockholder value, which is accomplished largely as a result of the Company's successful, on-going stock option programs in which 1,470 salaried employees (approximately 90% of all salaried employees) currently participate. The Company believes that Maxim's long-term commitment to employee ownership of Maxim stock has significantly contributed both to successful recruiting and to limiting turnover among employees. The Company also strongly believes that the employee ownership of Maxim is largely responsible for Maxim's consistent and impressive growth.


     The 1996 Plan originally authorized the granting of incentive stock options and non-qualified stock options with respect to an aggregate of 7,000,000 shares of the Company's Common Stock and has been amended by the Board of Directors to authorize the granting of options with respect to an additional 21,000,000 shares. The 1996 Plan replaced the Company's 1987 Supplemental Stock Option Plan which expired on June 1, 1997, and the Company's Incentive Stock Option Plan and Supplemental Nonemployee Stock Option Plan which will both expire on August 12, 2002. Any shares or options returned to the option plans will increase the number of shares available for options under the 1996 Plan. At June 26, 1999, the 3,736,126 shares available for grant under the 1996 Plan equaled approximately 2.7% of the Company's outstanding shares. The closing price of the Company's Common Stock on the Nasdaq National Market on September 24, 1999 was $67.3125.


     The Common Stock covered by the 1996 Plan may be either authorized but unissued shares or treasury shares. If there is a lapse, expiration, termination or cancellation of any option granted under the 1996 Plan without the issuance of shares or payment of cash thereunder, or if shares are issued under any option under the 1996 Plan and thereafter are reacquired at their original purchase price by the Company pursuant to rights reserved upon the issuance thereof, or pursuant to the payment of the purchase price of shares under options by delivery of other Common Stock of the Company, the shares subject to or reserved for such option, or so reacquired, may again be used for new options under the 1996 Plan. However, the Common Stock issued under the 1996 Plan that is not reacquired by the Company pursuant to rights reserved upon the issuance thereof or pursuant to payment of the purchase price of shares under options by delivery of other Common Stock of the Company may not exceed the total number of shares reserved for issuance under the 1996 Plan.

     The following summary of certain provisions of the 1996 Plan is qualified in its entirety by reference to the 1996 Plan, a copy of which has been filed electronically with the SEC as an appendix to this Proxy Statement.

     Administration. The 1996 Plan provides that grants of options and other determinations under the 1996 Plan shall be made by (i) the Board of Directors or (ii) a Committee designated by the Board (the

"Administrator") which, in case of grants of options to employees who are officers or directors of the Company, is constituted in a manner to permit the grants and related transactions under the 1996 Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 of the Securities Exchange Commission and which, in the case of grants to "covered employees," is intended to constitute "performance-based compensation" is made up solely of two or more "outside directors" as such terms are defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     Performance Based Compensation. Section 162(m) of the Code limits to $1 million annually the deduction a public corporation may claim for compensation paid to any of its top five executive officers, except in limited circumstances. One such exception is for "performance based compensation," which is defined as compensation paid solely on account of the attainment of one or more performance goals, but only (1) if the goals are determined by a compensation committee of the Board of Directors comprised of two or more outside directors, (2) the performance goals are disclosed to stockholders and approved by a majority vote before the remuneration is paid, and (3) before the remuneration is paid, the compensation committee certifies that the performance goals and any other material terms were in fact satisfied.

     Internal Revenue Service regulations provide that compensation attributable to a stock option will be deemed to satisfy the requirement that performance goals be pre-established if the grant of the option is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee; and, under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant.

     The 1996 Plan includes features intended to permit the Administrator to grant options to employees that will qualify as performance-based compensation. The 1996 Plan limits the number of shares with respect to which incentive stock options and non-qualified stock options may be granted in any one fiscal year of the Company to any one participant to 6,000,000 shares.

     Eligibility. Selected employees, directors, consultants, advisors, independent contractors, vendors, customers and others having a past, current or prospective business relationship with the Company and any parent or subsidiaries will be eligible to receive options under the 1996 Plan. Options may be granted to eligible persons residing in foreign jurisdictions under additional terms and conditions to accommodate local laws and to provide such eligible persons favorable treatment under local laws, provided that no such terms are inconsistent with the 1996 Plan.

     Duration. The 1996 Plan will continue in effect until terminated by the Board of Directors, except that no option may be granted more that ten years after the date of adoption of the 1996 Plan by the Board of Directors.

     Adjustments. The 1996 Plan provides for adjustment in the number of shares reserved and in the shares covered by each outstanding option in the event of a stock dividend or stock split and may provide in the Administrator's discretion for vesting of options and removal of restrictions on options in the event of certain corporate transactions, including a change of ownership or control of the Company. Generally, a change in control will occur for purposes of the 1996 Plan in the event of the acquisition by any person of beneficial ownership of 50% or more of the Company's voting stock, other than an acquisition directly from the Company or as part of a business combination approved by the Board of Directors.

     Options. The 1996 Plan provides that the purchase price of any incentive stock option shall be at least 100% of the fair market value of the Common Stock at the time the option is granted. The 1996 Plan further provides that the purchase price of any non-qualified stock option shall be not less than 85% of fair market value at the time the option is granted unless otherwise determined by the Administrator, provided that the exercise price may be less than 100% of fair market value only if the Administrator determines in writing in good faith that (i) such grants are made infrequently, (ii) there is a good business reason for the grant that outweighs the normal presumption of per share exercise price of not less than one hundred percent of the fair market value per share on the date of grant, and (iii) the aggregate number of shares subject to such option does not exceed 5% of the total number of shares identified in the 1996 Plan as amended from time to time.

The 1996 Plan provides that the aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which incentive stock options may become exercisable for the first time by any individual during any calendar year may not exceed $100,000. The Administrator may provide for the payment of the purchase price in cash, by delivery of other Common Stock of the Company having a market value equal to the purchase price of such shares, or by any other method, such as delivery of promissory notes. A participant may pay the purchase price by delivery of an exercise notice accompanied by a copy of irrevocable instructions to a broker to deliver promptly to the Company sale or loan proceeds to pay the purchase price.

     The Administrator may permit or require a participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with the exercise of a non-qualified stock option by having the Company withhold shares or by delivering shares received in connection with the option or previously acquired, having a fair market value approximating the amount to be withheld.

     The period of any option will be ten years from the date it is granted, except that the period for options granted to non-employee directors shall be five years. Options are exercisable for a period of 90 days after termination or retirement, 547 days after termination due to death, or 365 days after termination due to disability.

     Amendments and Discontinuance. The Plan is subject to amendment or termination by the Board of Directors without stockholder approval as deemed in the best interests of the Company. However, no such amendment shall, without the consent of the holder, reduce the amount of any option or adversely change the terms and conditions thereof.

     The terms and conditions applicable to any options granted and outstanding may at any time be amended, modified, or canceled by mutual agreement between the Administrator and the participant so long as any amendment or modification does not increase the number of shares of Common Stock issuable under the 1996 Plan. In addition, options granted under the 1996 Plan may only be repriced by the Board or the Compensation Committee under the following limited conditions:
(i) the number of options subject to repricing in any 12 month period may not exceed 5% of the aggregate pool of shares reserved for issuance under the 1996 Plan, and (ii) repricing should occur only infrequently and must not be solely due to poor operating performance by the Company.

     Federal Income Tax Consequences. In fiscal 1999, exercises of employee stock options resulted in over $114.3 million of cash savings as a result of tax deductions for the Company and in $51.1 million of cash to the Company from stock option exercises, for total cash generated of over $165.4 million, a significant contribution to the strength of the Company's balance sheet and, given the Company's use of such funds to repurchase its Common Stock in the open market, a material reduction to any dilutive effect of such programs.

     Under existing law and regulations, the grant of non-qualified stock options will not result in income taxable to the employee or provide a deduction to the Company. However, the exercise of a non-qualified stock option results in taxable income to the holder, and the Company is entitled to a corresponding deduction. At the time of the exercise of a non-qualified stock option, the amount so taxable and so deductible will be the difference between the fair market value of the shares purchased and the exercise price.

     No income is recognized by an optionee when an incentive stock option is granted or exercised. If the holder holds the shares received on exercise of an incentive stock option for at least two years from the date of grant and one year from date of receipt of the optioned stock, any gain realized by the holder on the disposition of the stock will be accorded long-term capital gain treatment, and no deduction will be allowed to the Company. If the holding period requirements are not satisfied, the employee will recognize ordinary income at the time of disposition equal to the lessor of (i) the gain realized on the disposition, or (ii) the difference between the option price and the fair market value of the shares on the date of exercise. Any additional gain on the disposition not reflected above will be long-term or short-term capital gain, depending upon the length of time the shares are held. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee.

     The foregoing discussion is not a complete description of the federal income tax aspects of options under the 1996 Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable to any options. Participants in the 1996 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

THE MATERIAL FEATURES OF THE ESP PLAN ARE AS FOLLOWS:

     Under the ESP Plan, any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company on the first day of each Purchase Period (as defined in "Terms of Rights Under the Plans, ESP" below) is eligible to participate, provided such employee has been in the continuous employ of the Company for a specified period preceding the first day of the purchase period as determined by the Board. The number of eligible employees was approximately 2,500 as of June 26, 1999. Employees of an affiliate of the Company designated by the Board of Directors are eligible to participate in the ESP Plan provided they meet the same employment requirements. Directors and officers of the Company or an affiliate who are highly compensated (as defined in the Code) are not eligible to be granted rights under the ESP Plan. Notwithstanding the foregoing, no employee shall be eligible for the grant of any rights under the ESP Plan if, immediately after such grant, that employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any affiliate (including any stock which such employee may purchase under all outstanding rights and options), nor can any employee be granted rights under the ESP Plan which would permit that employee to buy more than $11,500 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all Employee Stock Participation Plans of the Company and its affiliates as defined in Section 423 of the Code in any calendar year.

     The following summary of certain provisions of the ESP Plan is qualified in its entirety by reference to the ESP Plan, a copy of which has been filed electronically with the SEC as an appendix to this Proxy Statement.

     The Board has the power from time to time to grant or provide for the grant of rights to purchase stock of the Company under the ESP Plan to eligible employees (an "Offering") on a date or dates (the "Offering Date(s)") selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board deems appropriate, except that each Offering must include the substance of the required provisions of the ESP Plan, which are described below. The provisions of separate Offerings need not be identical. Each Offering can be no longer than 27 months (the "Purchase Period"). Offerings are expected to be of approximately 12 months' duration.

     Participation. An eligible employee becomes a participant in an Offering by delivering an agreement to the Company, within the time specified in each Offering, authorizing payroll deductions of up to 20% of his compensation (as defined in the ESP Plan) during the Purchase Period. All payroll deductions made for a participant are credited to his account under the ESP Plan and are deposited with the general funds of the Company. If specifically allowed pursuant to the terms of the Offering, a participant may make direct payments into his or her account to the extent such participant has not had the maximum amount withheld during the Purchase Period. The purchase price of the shares is accumulated by payroll deductions (or direct payments) over the Purchase Period. At any time during the Purchase Period a participant may terminate his payroll deductions, but a participant may increase, reduce or begin such payroll deductions after the beginning of any Purchase Period only as provided for in the Offering.

     Number of Shares in an Offering. In connection with each Offering, the Board will specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such Offering by all participants. If the aggregate number of shares purchased upon exercise of rights granted in the Offering would exceed the maximum aggregate number, the Board will make a pro rata allocation of the shares available in as nearly a uniform manner as practicable and as it shall deem to be equitable. Unless the employee's right to purchase shares will be exercised automatically on a date or dates specified in each Offering (an "Exercise Date") at the applicable price. It is expected that Exercise Dates will occur on the last day of each calendar quarter of each calendar year within a Purchase Period.

     Purchase of Stock. On each Exercise Date, the balance in each participant's account will be applied to the purchase of whole shares of stock of the Company. No fractional shares shall be issued upon the exercise of rights granted under the ESP Plan. The amount remaining in each participant's account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Exercise Date of an Offering shall be held in each such participant's account for the purchase of shares under the next Offering under the ESP Plan, unless such participant withdraws from such next Offering or is no longer eligible to be granted rights under the ESP Plan, in which case such amount is distributed to such participant after the Exercise Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant's account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Exercise Date of an Offering is distributed in full to the participant after such Exercise Date, without interest.

     Purchase Price. The purchase price per share of stock acquired pursuant to the ESP Plan will not be less than the lesser of: (i) an amount equal to 85% of the fair market value of a share of Common Stock on the Offering Date; or (ii) an amount equal to 85% of the fair market value of a share of Common Stock on the Exercise Date.

     Withdrawal. While each participant in the ESP Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given Offering by terminating his payroll deductions and by delivering to the Company a notice of withdrawal from the Offering. Such withdrawal may be elected at any time prior to the end of the applicable Purchase Period. Upon any withdrawal from an Offering by the employee, the Company will distribute to the employee his accumulated payroll deductions (reduced for prior purchases) without interest, and such employee's interest in the Offering will be automatically terminated. The employee is not entitled to participate again in that Offering. An employee's withdrawal from an Offering will not have any effect upon that employee's eligibility to participate in subsequent Offerings under the ESP Plan, but such employee is required to submit a new participation agreement.

     Termination of Employment. Rights granted pursuant to any Offering under the ESP Plan shall terminate immediately upon cessation of an employee's employment for any reason, and the Company shall distribute to such employee all of his or her accumulated payroll deductions (reduced for prior purchases), without interest.

     Nontransferability. Rights granted under the ESP Plan are not transferable and can only be exercised by the person to whom such rights are granted.

     Federal Income Tax Consequences. The following summarizes only the federal income tax consequences of participation under the Purchase Plan. State and local tax consequences may differ.

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant's holding period. If the shares have been held by the participant for more than two years after the date of option grant, the lesser of (i) 15% of the fair market value of the shares on the date the option was granted or (ii) the difference between the fair market value of the shares on the date of the disposition of the shares and the purchase price will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from date of grant or within one tax year of the date of purchase.

ADJUSTMENT PROVISIONS UNDER THE EMPLOYEE STOCK PLANS

     If any change is made in the stock subject to the Employee Stock Plans or subject to any rights granted under the Employee Stock Plans (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Board shall make appropriate adjustments in the classes and maximum number of shares subject to the Employee Stock Plans, the maximum number of shares which may be granted to an employee during a calendar year, and the classes, number of shares and price per share of stock subject to outstanding options or rights.

     In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation;
(3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, pursuant to the Employee Stock Plans, at the sole discretion of the Board of Directors, (1) any surviving corporation shall assume any rights outstanding under such Plans or shall substitute similar rights for those outstanding under such Plans, or (2) such rights will continue in full force and effect, or (3) with respect to the option plans, the time during which options may be exercised will be accelerated and terminated if not exercised prior to such event, and with respect to the ESP Plan, the rights will be exercised immediately prior to such event.

                                   PROPOSAL 3

               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
           TO AUTHORIZE 240 MILLION ADDITIONAL SHARES OF COMMON STOCK

     The Board of Directors believes the current capital structure does not provide sufficient flexibility for the potential future needs of the Company. Therefore, the Board has unanimously approved an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 240,000,000 to 480,000,000. The Board of Directors recommends such amendment to the Company's stockholders for adoption. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. At June 26, 1999, 135,835,376 shares were issued and outstanding, 41,615,446 shares were subject to outstanding options, 3,736,126 shares were available for future issuance pursuant to all of the Company's stock option plans and 1,200,000 shares were issuable upon exercise of a warrant granted to Tektronix Inc. in connection with the acquisition of the Tektronix integrated circuit operations, leaving a balance of 57,613,055 authorized shares.


PURPOSE AND EFFECT OF THE AMENDMENT



     The principal purpose of the proposed Amendment is to authorize additional shares of Common Stock which will be available in the event that the Board of Directors determines that it is necessary or appropriate, among other things, to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities.



     If the proposed Amendment is adopted, the aggregate number of authorized shares of Common Stock will be increased from 240,000,000 shares to 480,000,000 shares. If the Proposal were adopted, based on the balance of authorized shares as of June 26, 1999, 297,613,055 shares would be available for future issuance by the Board of Directors without any stockholder approval, except in accordance with the requirements of the Nasdaq Stock Market or the Delaware General Corporation Law. If the Proposal is not approved, the number of authorized shares will remain the same and management will have limited flexibility to do the things described above. Although the Board has no immediate plans, understandings, agreements or commitments to issue any of the additional shares of Common Stock the Board in 1997, authorized a two-for-one stock split in the form of a stock dividend and, depending on market and other business conditions, may in the future give consideration to another stock dividend or split.



     There will be no change in the voting rights, liquidation rights, preemptive rights or any other stockholder rights as a result of the proposed Amendment. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock.



POTENTIAL ANTI-TAKEOVER EFFECT



     The proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company. Furthermore, many companies have issued warrants or other rights to acquire additional shares of Common Stock to the holders of its Common Stock to discourage or defeat unsolicited share accumulation programs and acquisition proposals, which programs or proposals may be viewed by the Board of Directors as not in the best interest of the Company and its stockholders. Although the Company has no present intent to use the additional authorized shares of Common Stock for such purposes, if this Proposal is adopted, more capital stock of the Company would be available for such purposes than is currently available.



     Adoption of the amendment to the Company's Restated Certificate of Incorporation to authorize additional shares of Common Stock requires the approval of a majority of the shares outstanding. Unless otherwise marked, all properly signed and returned proxies will be voted FOR Proposal No. 3. The Board of Directors recommends a vote FOR this proposal.


                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending June 24, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

     In order to be adopted, this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and voting at the Annual Meeting. The Board of Directors recommends a vote FOR this proposal.

                                 OTHER MATTERS

     The Board of Directors does not know of other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

                  STOCKHOLDER PROPOSALS -- 2000 ANNUAL MEETING

     Pursuant to Rule 14a-8 of the Exchange Act a stockholder proposal must be received by the Company no later than June 9, 1999 to be considered for presentation at the 2000 Annual Meeting.

     If a stockholder intends to present a proposal at the 2000 Annual Meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act, and does not notify the Company of such proposal on or before August 23, 2000, then management proxies will be permitted to use their discretionary voting authority to vote on the proposal if the proposal is raised at the 2000 Annual Meeting of Stockholders.

                                          /s/ JOHN F. GIFFORD

                                          --------------------------------------
                                          John F. Gifford
                                          President, Chief Executive Officer and
                                          Chairman of the Board

October 8, 1999

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                  DETACH HERE

                                     PROXY

                        MAXIM INTEGRATED PRODUCTS, INC.

                             120 San Gabriel Drive
                              Sunnyvale, CA 94088

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING ON NOVEMBER 18, 1999.

The undersigned hereby appoints John F. Gifford and Carl W. Jasper, and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Maxim Integrated Products, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Maxim Integrated Products, Inc. to be held on November 18, 1999 at 11:00 a.m., Pacific Standard Time, and at any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as described in the proxy statement as to any and all other matters that may properly come before the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                 SIDE

                                  DETACH HERE

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

ALL MATTERS ARE PROPOSED BY MAXIM INTEGRATED PRODUCTS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER, IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ALL DIRECTIONS, AND FOR ITEMS 2, 3 AND 4.

     1.   Election of Directors
          NOMINEES: James R. Bergman, John F. Gifford,
                    B. Kipling Hagoplan, A.R. Frank Wazzan

                         FOR       WITHHELD
                         [ ]         [ ]

     [ ]
          ----------------------------------------------
     For, except vote withheld from the above nominee(s):

     2. To ratify and approve amendments to increase the number of shares available for issuance under the Company's 1996 Stock Incentive Plan, as amended and 1987 Employee Stock Participation Plan, as amended.

                         FOR       AGAINST        ABSTAIN
                         [ ]         [ ]            [ ]

     3. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of the Company's capital stock.

                         FOR       AGAINST        ABSTAIN
                         [ ]         [ ]            [ ]

     4. To ratify and approve the retention of Ernst & Young LLP as the Company's independent auditors for fiscal 2000.

                         FOR       AGAINST        ABSTAIN
                         [ ]         [ ]            [ ]

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

     Please mark your choices in blue or black ink.

     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:                                Date:
          ------------------------             --------

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Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps.

1.   Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.   Call the toll-free number
     1-877-PRX-VOTE (1-877-779-8683). For shareholders residing outside the United States call collect on a touch tone phone
     1-201-638-8073.

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the recorded instructions.

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- ----------------
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- ----------------

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Follow these four easy steps.

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2.   Go to the Website
     http\www.eproxyvote.com/mxlm

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the instructions provided.

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.comm/mxlm anytime!


DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET